BlackRock Global Allocation Fund, Inc. (the “Fund”)

77Q1(a):

Copies of any material amendments to the Registrant’s charter or by-laws

Attached please find as an exhibit to Sub-Item 77Q1(a) of Form N-SAR, a copy of the Articles Supplementary to Articles of Incorporation relating to the Fund’s Increasing the Authorized Capital Stock of the Corporation  dated August 7, 2012 and filed with the State Department of Assessments and Taxation of the State of Maryland.

Exhibit 77Q1(a)

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